Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Gardner Denver, Inc.:

We consent to the use of our reports dated March 11, 2005, with respect to the consolidated balance sheets of Gardner Denver, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated March 11, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states that Gardner Denver, Inc. acquired Nash Elmo on September 1, 2004, and management excluded from its assessment of the effectiveness of the Gardner Denver, Inc.’s internal control over financial reporting as of December 31, 2004, Nash Elmo’s internal control over financial reporting. Total assets related to Nash Elmo as of December 31, 2004 of $331 million and revenues for the four-month period subsequent to the acquisition (September 1 – December 31, 2004) of $84 million were included in the consolidated financial statements of Gardner Denver, Inc. and subsidiaries as of and for the year ended December 31, 2004. Our audit of internal control over financial reporting of Gardner Denver, Inc. also excluded an evaluation of the internal control over financial reporting of Nash Elmo.

/s/ KPMG LLP

St. Louis, Missouri

September 19, 2005